Exhibit 10.2

May 4, 2009

Henry Schleiff

1112 Park Avenue

Apt. 4A

New York, New York 10128

Dear Henry:

The following sets forth the agreement between you and Crown Media Holdings, Inc. (“Crown Media” or “the Company”) regarding your resignation from employment effective May 31, 2009 (“Resignation Date”).  In connection with your resignation, the Company agrees to do the following:

1.                                       To pay you your full base pay (less appropriate payroll deductions) on regularly scheduled paydays at your current salary through your Resignation Date.  Amounts paid under this paragraph shall be included in calculating your benefits under the Company benefit plans.

2.                                       To continue your benefits under the Company benefit plans through your Resignation Date.  Following your Resignation Date, if you are a plan participant, you will be entitled to distribution of any vested, accrued benefits in the Company’s 401(k) benefit plans and payment pursuant to the terms of the Company’s Deferred Compensation Plan of any compensation you have deferred under the Plan, provided you sign any payment election forms required.

3.                                       To pay you a Transaction Bonus (as defined in your Employment Agreement) in the event there is a Change in Control (as defined in your Employment Agreement) (i) within 90 days after the Resignation Date or (ii) within 180 days after the Resignation Date if a Change in Control agreement is signed prior to the Resignation Date.

4.                                       Provided that you have previously returned this signed Agreement to the Company and abide by its terms, the Company agrees to pay you on the later of ten (10) days after your (x) Resignation Date or (y) the date you return this signed Agreement to the Company, the amounts set forth below, which amounts shall not be included in calculating your benefits under any Company benefit plan.

(i)                                     The net present value of your remaining base salary through October 2, 2010 in the amount of One Million Five Hundred Seven Thousand Four Hundred Sixty-Eight Dollars ($1,507,468) (less appropriate payroll deductions);

(ii)                                  The net present value of 50% of performance bonuses due through October 2, 2010, (calculated at target) in the amount of Nine Hundred Seventy Six Thousand Thirty-Six Dollars ($976,036) (less appropriate payroll deductions);

(iii)                               An amount equal to accrued but unused vacation/personal time, provided that you first provide a written certification representing and warranting an accurate account of such accrued and unused time.  You agree that such account shall be subject to audit and confirmation by the Company.

5.                                       To pay the current employer and employee-paid portion of your health insurance premium for a maximum period of twelve (12) weeks following your Resignation Date provided, you have first elected coverage under COBRA.  Any period of Company-paid coverage is part of COBRA insurance continuation coverage.  Company-paid COBRA payments shall continue only as long as you and your dependents are not eligible for health care coverage under any other employer’s plan.  In the event you become eligible for health care coverage under another employer’s plan during this coverage period, you must, in writing or email, notify the department overseeing the COBRA coverage within ten (10) business days after you become eligible.  The notice should be sent to Gene Hawkins at the Company.  In the event you become eligible for health care coverage under any other employer’s plan, the Company will discontinue paying your COBRA premium payments and any continued COBRA coverage will be at your cost and only so long as you are legally entitled to continuing COBRA coverage.  Company-paid premiums shall not be included in calculating your benefits under any Company benefit plans.

6.                                       To provide office space at 1412 Broadway, Suite 2010, New York, NY  10018 for you and office space for an assistant at no cost to you, until the earlier of December 31, 2009, or when another tenant leases the space.  Additionally, your assistant will be provided with a computer and wireless internet access via an air-card through August 31, 2009.

7.                                       To continue to indemnify you to the extent set forth in the Company’s by-laws.  Further, to maintain Directors and Officers Liability Insurance coverage for you with coverage comparable to, and to the extent of, that provided for other directors and officers, subject to market conditions.

In return for the above payments and benefits, you agree:

1.                                       To resign from your employment effective as of the Resignation Date and sign and return a copy of this letter.

2.                                       On behalf of yourself and your heirs, representatives and assigns, to release and forever discharge the Company, Crown Media United States, LLC and their parent companies and their respective subsidiaries, predecessor companies, affiliates, officers, agents, directors and employees (“released parties”), of and from all known and unknown liability, actions, claims, demands, damages, costs and expenses, under the laws of any country which you may now or hereafter have on account of, arising out of, or in connection with all transactions between you and the parties herein released through the date this Agreement is executed, including, but not limited to, your employment and the termination thereof; provided, however that you are not releasing your right to enforce the terms of this Resignation Agreement.

3.                                       To make no disclosure or use whatsoever of any proprietary or confidential information, data, developments or trade secrets belonging to the Company, or any of its parent companies, predecessors or their respective subsidiary or affiliated companies (subject to the limited exceptions set forth in the last sentence of Paragraph 5(a) of your Employment Agreement).

4.                                       To not retain any business records or documents (including electronic) relating to any activity of the Company or any of its parent, subsidiary or affiliated companies, not to disseminate in any format, and to return to the Company any business records, documents and property (including electronic) belonging to the Company or its parents, subsidiaries and affiliates.  This includes all information that you have in hard copy or on any electronic media (such as CD, DVD, thumb drives, portable hard drives, home computer, etc.).  You represent upon signing this Agreement that all such business records, data, documents and property have not been disseminated outside the Company and are in the possession of or have been returned to the Company.

5.                                       That your employment relationship and all contractual agreements with the Company or related entities are terminated, other than as provided in this Resignation Agreement, and you are owed no additional compensation in connection with your employment or the termination of your employment, and that the Company and the released parties will have no obligation to provide you at any time in the future any payments or benefits, other than those provided for in this Agreement and vested benefits under any Company ERISA benefit plans.

6.                                       To cooperate with the Company and its parent companies, predecessors and their respective subsidiaries, and affiliates in the defense of any legal matter involving any other employee of the company, its parent companies or their subsidiaries and affiliates or involving any other matter that arose during your employment, provided that the Company will reimburse you for your reasonable travel and out-of-pocket expenses incurred in providing such cooperation and assistance.

7.                                       To cooperate in the execution and completion of any and all corporate documents required by your position as officer or director of any and all companies affiliated with the Company.  To resign from all such officer and director positions, and to sign any and all documents necessary to record your resignations from all such positions.

8.                                       To acknowledge and agree that you are not owed any further amounts pursuant to the terms of any of your 2006 Restricted Stock Unit Agreement or Stock Appreciation Agreement dated as of October 3, 2006, and that the payments and benefits you receive under this Agreement supersede and replace any rights you may have had under any severance pay plan in existence now or in the future at the Company or any related entity.

9.                                       That Paragraph 7(b) of your Employment Agreement will continue in effect for a period of one year from the Resignation Date.

This Agreement may be executed in counterparts, all of which counterparts, when taken together, shall constitute a complete agreement.  Signatures conveyed by facsimile or PDF shall have the same force and binding effect as original signatures.  The laws of New York, applicable to contracts made and to be wholly performed therein, shall apply to this Agreement.

Please acknowledge your review, understanding and full and knowing acceptance of the terms of this Resignation Agreement by signing and returning duplicate originals.

Very truly yours,
CROWN MEDIA HOLDINGS, INC.

By:	/s/ Donald Hall, Jr.
Donald Hall, Jr.
Title: Co-Chairman of the Board

Agreed and accepted this 4th day of May, 2009.

/s/Henry S. Schleiff
Henry Schleiff